Exhibit 99.1

Former Treasurer of the United States Rosie Rios
Joins the Board of Directors of Unicorn Hunters / Unicoin

San Francisco, CA- March 23, 2022. Unicorn Hunters, a global platform that connects companies looking for expansion capital to achieve a billion-dollar valuation with millions of investors around the world, announced today that Rosie Rios, 43rd Treasurer of the United States, has joined its Board of Directors. Ms. Rios’ experience in the financial industry, both in the private and public sectors, will be instrumental to achieving the company’s strategic objectives, which include making Unicoin the number one equity-backed cryptocurrency in the world.

Ms. Rios is one of the most influential women in finance. She served as the managing director of a multi-billion dollar investment firm before becoming the Treasurer of the United States under President Obama, and her signature appears on $1.8 trillion of the U.S. currency in circulation today. She is an expert on blockchain technology and currently serves on the Board of Directors of Ripple. Ms. Rios is also a member of the Unicorn Hunters show’s Circle of Money, a panel of judges comprised of business luminaries and policymakers whose role is to hear the pitch of founders and ask questions to help people decide if they want to invest in the featured companies.

“As a Circle of Money member, Rosie Rios has been instrumental to delivering on the Unicorn Hunters’ promise to democratize access to wealth by giving founders access to funding, and providing the masses access to pre-IPO investment opportunities,” said Silvina Moschini, Chairwoman and President of Unicorn Hunters. “We are thrilled to welcome an exceptional leader whose expertise spans investment management, public policy, and cryptocurrency to our board. Her role as one of the architects of the JOBS Act demonstrates her visionary leadership and we are excited to join forces to disrupt financial markets and unleash the next wealth-creation revolution.”

“Unicorn Hunters is the culmination of the work that began in 2012 through the Jumpstart Our Business Startups (JOBS) Act, which made it possible for individuals to invest in pre-IPO companies, something that was previously reserved for Wall Street insiders,” said Rosie Rios, 43rd Treasurer of the United States. “Financial empowerment has been at the forefront of my career, and I am proud to be a part of this game-changing platform that has made entrepreneurial capital more accessible, brought investment opportunities to Main Street, and will now bring investments in crypto to a whole new level through Unicoin.”

About Unicorn Hunters

Unicorn Hunters (a DBA name of TransparentBusiness, Inc.) is a pioneering business show that democratizes access to funding, giving founders the possibility to raise expansion capital from millions of viewers around the world, and gives people the opportunity to invest in pre-IPO opportunities alongside business luminaries, like Steve Wozniak, the co-founder of Apple. Unicoin is a next-generation coin from the producers of Unicorn Hunters that solves for volatility, the greatest challenge of traditional crypto, by offering inherent value instead of perceived value through equity positions in the high-growth companies that are part of the Unicorn Hunters platform.